Exhibit 99.1

[LOGO] US BANCORP
                                                                    News Release

                         Contact:
                         Steve Dale       H.D. McCullough     Judith T. Murphy
                         Media Relations  Investor Relations  Investor Relations
                         (612) 303-0784   (612) 303-0786      (612) 303-0783

 U.S. BANCORP REPORTS 20.5 PERCENT INCREASE IN NET INCOME FOR FIRST QUARTER 2003

-----------------------------------------------------------------------------------------------------------------------------------
   EARNINGS SUMMARY                                                                                                         Table 1
-----------------------------------------------------------------------------------------------------------------------------------
($ in millions, except per-share data)                                                                          Percent     Percent
                                                                                                                 Change      Change
                                                                               1Q          4Q          1Q       1Q03 vs     1Q03 vs
                                                                              2003        2002        2002        4Q02        1Q02
                                                                             -----------------------------------------------------
Net income                                                                   $911.2      $849.8      $756.0        7.2        20.5
Earnings per share before cumulative effect
    of change in accounting principles (diluted)                               0.47        0.44        0.41        6.8        14.6
Earnings per share (diluted)                                                   0.47        0.44        0.39        6.8        20.5

Return on average assets (%)                                                   2.01        1.90        1.83
Return on average equity (%)                                                   20.0        18.8        19.0
Efficiency ratio (%)                                                           49.7        51.7        48.8

Dividends declared per share                                                 $0.205      $0.195      $0.195        5.1         5.1
Book value per share (period-end)                                              9.44        8.30        9.65        2.2        16.3
Net interest margin (%)                                                        4.56        4.63        4.62
-----------------------------------------------------------------------------------------------------------------------------------

MINNEAPOLIS, April 15, 2003 - U.S. Bancorp (NYSE: USB) today reported net income in accordance with generally accepted accounting principles ("GAAP") of $911.2 million for the first quarter of 2003, compared with $756.0 million for the first quarter of 2002. Net income of $.47 per diluted share in the first quarter of 2003 was higher than the same period of 2002 by $.08 (20.5 percent). Return on average assets and return on average equity were 2.01 percent and 20.0 percent, respectively, in the first quarter of 2003, compared with returns of
1.83 percent and 19.0 percent in the first quarter of 2002. Net income in the first quarter of 2003 included after-tax merger and restructuring-related items of ($11.5) million, or ($.01) per share, compared with ($48.4) million, or ($.03) per share, in the first quarter of 2002. Net income in the first quarter of 2002 also included an after-tax cumulative effect of change in accounting principles of ($37.2) million, or ($.02) per share.

      In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of non-GAAP financial measures, U.S. Bancorp's press release has been re-designed to

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 2


eliminate  discussion  of  non-GAAP  financial  measures,   including  operating
earnings  and  per  share  information   excluding  the  impact  of  merger  and
restructuring-related items.

      The Company's results for the first quarter of 2003 improved over the same period of 2002, primarily due to strong growth in consumer banking and payment services revenue, offset somewhat by lower investment banking activity. Notable favorable items in the current quarter included gains on the sale of securities of $140.7 million, an increase of $96.6 million over the first quarter of 2002. Offsetting this favorable item was the recognition of $120.9 million of mortgage servicing rights ("MSR") impairment, driven by lower interest rates and related prepayments.

      U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, "We are continuing to make good progress towards achieving our long-term goals and, as first quarter results demonstrate, we are also well on our way towards reaching our financial objectives for 2003. This quarter marked our second anniversary as the "new" U.S. Bancorp - a now fully integrated U.S. Bancorp. During the past two years, we capitalized on our operating synergies, expanded our business into new markets, reduced our risk profile, improved market share, increased our service capabilities, increased our purchasing power and leverage, lowered our overall cost structure, and enhanced our ability to launch new development and delivery technologies. As we move into our third year as the "new" U.S. Bancorp, we stand on a very solid foundation. For the first time in five years our management team is working together without the distraction of a major integration. We have financial stability and a clear customer focus. We have reinforced our commitment to the communities in which we do business. Our objectives for 2003 and beyond are clear. We need to increase the rate of organic growth by providing first-class products and services and delivering them in a superior way. We need to further enhance our already high service levels - it is our brand and we are committed to instilling its value both internally and externally. We need to remain disciplined in our desire to reduce volatility and the risk profile of the organization. Finally, we need to maintain tight expense control - one goal that will always be a part of this Company's agenda. I am proud of what we have accomplished but will not be satisfied until we deliver on the great potential of this new Company."

      Total net revenue on a taxable-equivalent basis for the first quarter of 2003 grew by $303.3 million (10.1 percent) over the first quarter of 2002. This growth was primarily due to increases in net interest income, gains on the sale of securities, growth in consumer banking and payment services revenue, mortgage banking activities, and acquisitions. These positive variances were

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 3


partially offset year-over-year by lower capital markets activities. Approximately $70.1 million of the increase in net revenue year-over-year was due to acquisitions, including The Leader Mortgage Company, LLC ("Leader"), the 57 branches of Bay View Bank in California, and the corporate trust business of State Street Bank and Trust Company ("State Street Corporate Trust").

      Total noninterest expense in the first quarter of 2003 was higher than the first quarter of 2002 by $131.2 million (9.1 percent), primarily reflecting the $120.9 million MSR impairment taken in the first quarter of 2003 and acquisitions, which accounted for approximately $53.2 million of expense growth year-over-year. Partially offsetting these increases in expense over the first quarter of 2002 was a reduction in merger and restructuring-related charges of $56.6 million in the first quarter of 2003.

      Provision for credit losses for the first quarter of 2003 was $335.0 million, equal to the provision for credit losses in the first quarter of 2002. Net charge-offs in the first quarter of 2003 were $333.8 million, compared with the fourth quarter of 2002 net charge-offs of $378.5 million and first quarter of 2002 net charge-offs of $335.0 million. Net charge-offs in the first quarter of 2003 reflected continuing weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Total nonperforming assets declined slightly from $1,373.5 million at December 31, 2002, to $1,362.6 million at March 31, 2003. The ratio of allowance for credit losses to nonperforming loans was 194 percent at March 31, 2003, compared with 196 percent at December 31, 2002, and 250 percent at March 31, 2002.

      During the first quarter of 2002, the Company recognized an after-tax goodwill impairment charge of $37.2 million, primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. This charge was recognized as a "cumulative effect of change in accounting principles" in the income statement.

      On February 19, 2003, the Company announced that its Board of Directors approved a plan to effect a spin-off of its capital markets business unit, including investment banking and brokerage activities primarily conducted by its wholly-owned subsidiary, U.S. Bancorp Piper Jaffray Inc. It is anticipated that the spin-off will be completed in the third quarter of 2003.

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 4


----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS                                                                                                Table 2
----------------------------------------------------------------------------------------------------------------------------------
(Taxable-equivalent basis, $ in millions,                                                                      Percent     Percent
        except per-share data)                                                                                  Change      Change
                                                                      1Q             4Q             1Q         1Q03 vs     1Q03 vs
                                                                     2003           2002           2002          4Q02        1Q02
                                                                   ---------------------------------------------------------------
Net interest income                                                $1,783.8       $1,775.0       $1,670.4         0.5         6.8
Noninterest income                                                  1,522.9        1,550.8        1,333.0        (1.8)       14.2
                                                                   --------------------------------------
    Total net revenue                                               3,306.7        3,325.8        3,003.4        (0.6)       10.1
Noninterest expense                                                 1,574.1        1,663.8        1,442.9        (5.4)        9.1
Provision for credit losses                                           335.0          349.0          335.0        (4.0)         --
                                                                   --------------------------------------
Income before income taxes and cumulative
   effect of change in accounting principles                        1,397.6        1,313.0        1,225.5         6.4        14.0
Taxable-equivalent adjustment                                           8.3            9.2            9.1        (9.8)       (8.8)
Applicable income taxes                                               478.1          454.0          423.2         5.3        13.0
                                                                   --------------------------------------
Income before cumulative effect of change in
   accounting principles                                              911.2          849.8          793.2         7.2        14.9
Cumulative effect of change in accounting
   principles (after-tax)                                                --             --          (37.2)         nm          nm
                                                                   --------------------------------------
Net income                                                         $  911.2       $  849.8       $  756.0         7.2        20.5
                                                                   ======================================
Diluted earnings per share:
   Income before cumulative effect of change in
      accounting principles                                        $   0.47       $   0.44       $   0.41         6.8        14.6
   Cumulative effect of change in accounting
      principles                                                         --             --          (0.02)         nm          nm
                                                                   --------------------------------------
    Net income                                                     $   0.47       $   0.44       $   0.39         6.8        20.5
                                                                   ======================================
---------------------------------------------------------------------------------------------------------------------------------

Net Interest Income

      First quarter net interest income on a taxable-equivalent basis was $1,783.8 million, compared with $1,670.4 million recorded in the first quarter of 2002. Average earning assets for the period increased over the first quarter of 2002 by $11.8 billion (8.1 percent), primarily driven by increases in investment securities, loans held for sale and retail loans, partially offset by a decline in commercial loans. The net interest margin in the first quarter of 2003 was 4.56 percent, compared with 4.63 percent in the fourth quarter of 2002 and 4.62 percent in the first quarter of 2002. The decline in the net interest margin in the first quarter of 2003 from the first quarter of 2002 primarily reflected the growth in investment securities as a percent of total earning assets. The decline in the net interest margin in the first quarter of 2003 from the fourth quarter of 2002 also reflected the change in mix towards lower rate investment securities. Despite the decline in

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 5


the net interest margin, net interest income on a taxable-equivalent basis in the first quarter of 2003 was higher than the fourth quarter of 2002, by $8.8 million (.5 percent), primarily due to a $5.2 billion increase in average earning assets, driven by investment securities, loans held for sale and growth in both residential mortgages and retail loans and partially offset by a $24.6 million decrease due to day basis.

----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                                Table 3
----------------------------------------------------------------------------------------------------------
(Taxable-equivalent basis; $ in millions)
                                                                  Change     Change
                                                      1Q          4Q         1Q        1Q03 vs    1Q03 vs
                                                     2003        2002       2002        4Q02       1Q02
                                                   -------------------------------------------------------
Components of net interest income
    Income on earning assets                        $2,351.0    $2,404.7   $2,371.7    $(53.7)     $(20.7)
    Expense on interest-bearing liabilities            567.2       629.7      701.3     (62.5)     (134.1)
                                                    -------------------------------------------------------
Net interest income                                 $1,783.8    $1,775.0   $1,670.4    $  8.8      $113.4
                                                    =======================================================

Average yields and rates paid
    Earning assets yield                                6.02%       6.27%      6.57%    (0.25)%     (0.55)%
    Rate paid on interest-bearing liabilities           1.83        2.05       2.40     (0.22)      (0.57)
                                                    -------------------------------------------------------
Gross interest margin                                   4.19%       4.22%      4.17%    (0.03)%      0.02%
                                                    -------------------------------------------------------
Net interest margin                                     4.56%       4.63%      4.62%    (0.07)%     (0.06)%
                                                    =======================================================
Average balances
    Investment securities                            $34,220     $30,399    $26,626    $3,821      $7,594
    Loans                                            116,312     115,407    113,708       905       2,604
    Earning assets                                   157,751     152,556    145,937     5,195      11,814
    Interest-bearing liabilities                     125,746     121,851    118,379     3,895       7,367
    Net free funds*                                   32,005      30,705     27,558     1,300       4,447

* Represents noninterest-bearing deposits, allowance for credit losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

--------------------------------------------------------------------------------------------

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 6


------------------------------------------------------------------------------------------
AVERAGE LOANS                                                                      Table 4
------------------------------------------------------------------------------------------
($ in millions)                                                          Percent   Percent
                                                                         Change    Change
                                          1Q          4Q         1Q      1Q03 vs   1Q03 vs
                                         2003        2002       2002       4Q02      1Q02
                                       ---------------------------------------------------
Commercial                              $36,340    $36,882    $39,641      (1.5)     (8.3)
Lease financing                           5,251      5,413      5,740      (3.0)     (8.5)
                                       ------------------------------
      Total commercial                   41,591     42,295     45,381      (1.7)     (8.4)

Commercial mortgages                     20,241     20,056     18,682       0.9       8.3
Construction and development              6,542      6,587      6,504      (0.7)      0.6
                                       ------------------------------
      Total commercial real estate       26,783     26,643     25,186       0.5       6.3

Residential mortgages                    10,124      8,966      7,962      12.9      27.2

Credit card                               5,389      5,662      5,632      (4.8)     (4.3)
Retail leasing                            5,750      5,626      5,042       2.2      14.0
Home equity and second mortgages         13,470     13,651     12,513      (1.3)      7.6
Other retail                             13,205     12,564     11,992       5.1      10.1
                                       ------------------------------
      Total retail                       37,814     37,503     35,179       0.8       7.5
                                       ------------------------------
Total loans                            $116,312   $115,407   $113,708       0.8       2.3
                                       ==============================
-----------------------------------------------------------------------------------------

      Average loans for the first quarter of 2003 were $2.6 billion (2.3 percent) higher than the first quarter of 2002. Strong growth in average retail loans of $2.6 billion (7.5 percent) and residential mortgages of $2.2 billion (27.2 percent) year-over-year was partially offset by an overall decline in commercial loans of $3.8 billion (8.4 percent), driven by the current credit market and soft economic conditions. Included in the change in the average of both commercial and commercial real estate loans outstanding in the first quarter of 2003 from the first quarter of 2002 was a reclassification of approximately $1.2 billion of commercial loans to other loan categories, including the commercial real estate category ($.5 billion) and residential mortgages ($.7 billion), in connection with conforming loan classifications at the time of system conversions during the third quarter of 2002. Prior quarters were not restated, as it was impractical to determine the extent of reclassification for all periods presented. Average loans for the first quarter of 2003 were higher than the fourth quarter of 2002 by $905 million (.8 percent), reflecting growth in retail loans and residential mortgages, partially offset by a decline in commercial loans. The change in commercial

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 7


loans reflects slightly higher corporate-based loans offset by lower corporate purchasing card balances, leasing and mortgage warehousing loans. The impact of loan reclassifications relative to the fourth quarter was not significant.

      Average investment securities for the first quarter of 2003 were $7.6 billion (28.5 percent) higher than the first quarter of 2002, reflecting reinvestment of proceeds from loan sales, declines in commercial loan balances and deposits assumed in connection with the Bay View Bank branch acquisition. Investment securities at March 31, 2003, were $5.7 billion higher than at March 31, 2002, and $2.0 billion higher than the balance at December 31, 2002. During the first quarter of 2003, the Company sold $5.7 billion of fixed-rate securities.

-------------------------------------------------------------------------------------------
AVERAGE DEPOSITS                                                                    Table 5
-------------------------------------------------------------------------------------------
($ in millions)                                                           Percent   Percent
                                                                          Change    Change
                                            1Q         4Q         1Q      1Q03 vs   1Q03 vs
                                           2003       2002       2002       4Q02      1Q02
                                        ---------------------------------------------------
Noninterest-bearing deposits             $32,824    $31,220    $27,485       5.1      19.4
Interest-bearing deposits
    Interest checking                     17,536     16,505     15,152       6.2      15.7
    Money market accounts                 28,683     27,238     24,797       5.3      15.7
    Savings accounts                       5,272      5,011      4,773       5.2      10.5
                                        ------------------------------
       Savings products                   51,491     48,754     44,722       5.6      15.1
    Time certificates of deposit less
       than $100,000                      17,218     18,334     20,464      (6.1)    (15.9)
    Time deposits greater than
       $100,000                           14,282     12,709      9,341      12.4      52.9
                                        ------------------------------
            Total interest-bearing
              deposits                    82,991     79,797     74,527       4.0      11.4
                                        ------------------------------
Total deposits                          $115,815   $111,017   $102,012       4.3      13.5
                                        ==============================
-------------------------------------------------------------------------------------------

      Average noninterest-bearing deposits in the first quarter of 2003 were higher than the first quarter of 2002 by $5.3 billion (19.4 percent), primarily due to higher business and government banking demand deposit balances year-over-year. Average interest-bearing deposits increased by $8.5 billion (11.4 percent) over the first quarter of 2002. Approximately $3.5 billion of the increase in average interest-bearing deposits was due to acquisitions, while the remaining $5.0 billion of growth was driven by increases in savings products balances and the Company's funding decision to increase time deposits greater than $100,000.

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 8


      Total  deposits  in the  first  quarter  of 2003 were  $4.8  billion  (4.3 percent) higher on average than the fourth quarter of 2002. Approximately $1.6 billion of the linked quarter growth was due to acquisitions, while the remaining increase of $3.2 billion (2.9 percent), principally in non-interest bearing deposits and savings products, was primarily attributable to growth in the Wholesale Banking business line.

------------------------------------------------------------------------------------------------------
NONINTEREST INCOME                                                                           Table 6
------------------------------------------------------------------------------------------------------
($ in millions)                                                                     Percent    Percent
                                                                                    Change     Change
                                                        1Q         4Q        1Q     1Q03 vs    1Q03 vs
                                                       2003       2002      2002     4Q02       1Q02
                                                     -------------------------------------------------
Credit and debit card revenue                          $127.4    $143.7    $109.3     (11.3)     16.6
Corporate payment products revenue                       86.0      80.4      75.2       7.0      14.4
ATM processing services                                  36.9      35.8      30.9       3.1      19.4
Merchant processing services                            127.3     142.0     133.6     (10.4)     (4.7)
Trust and investment management fees                    230.3     214.7     224.3       7.3       2.7
Deposit service charges                                 168.7     192.3     155.7     (12.3)      8.3
Cash management fees                                    112.0     102.6     104.2       9.2       7.5
Commercial products revenue                             104.2     108.3     122.2      (3.8)    (14.7)
Mortgage banking revenue                                 95.4      88.4      52.0       7.9      83.5
Trading account profits and commissions                  60.9      54.5      49.9      11.7      22.0
Investment products fees and commissions                100.3     105.4     111.1      (4.8)     (9.7)
Investment banking revenue                               37.6      48.0      53.2     (21.7)    (29.3)
Securities gains, net                                   140.7     106.2      44.1      32.5        nm
Other                                                    95.2     128.5      67.3     (25.9)     41.5
                                                     ----------------------------
Total noninterest income                             $1,522.9  $1,550.8  $1,333.0      (1.8)     14.2
                                                     ============================
------------------------------------------------------------------------------------------------------

Noninterest Income

      First quarter noninterest income was $1,522.9 million, an increase of $189.9 million (14.2 percent) over the same quarter of 2002, but a $27.9 million (1.8 percent) decrease from the fourth quarter of 2002. The growth in noninterest income over the first quarter of 2002 was driven by net securities gains, payment services and consumer banking revenue, mortgage banking activity, and acquisitions, including Leader, the branches of Bay View Bank, and State Street Corporate Trust, which contributed approximately $45.3 million in noninterest revenue in the first quarter of 2003. Credit and debit card revenue, corporate payment products revenue and ATM processing services revenue in the Payment Services line of business were higher in the first quarter of 2003 than the

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 9


first quarter of 2002 by $34.9 million (16.2 percent), primarily reflecting growth in sales and card usage. Merchant processing services revenue was lower by $6.3 million (4.7 percent) year-over-year, primarily due to lower processing spreads resulting from changes in the mix of merchants. The favorable variance in trust and investment management fees of $6.0 million (2.7 percent) in the first quarter of 2003 over the same period of 2002 was driven by the acquisition of State Street Corporate Trust, which contributed $19.2 million in fees during the first quarter of 2003, partially offset by the impact of a decline in equity valuations. Deposit service charges increased by $13.0 million (8.3 percent) over the first quarter of 2002, primarily due to volume and fee enhancements within the Consumer Banking line of business. Cash management fees revenue grew by $7.8 million (7.5 percent) in the first quarter of 2003 over the same period of 2002, with the majority of the variance within the Wholesale Banking line of business. The increase in cash management fees over the first quarter of 2002 was driven by growth in sales, product enhancements and lower earning credit rates to customers. Mortgage banking revenue in the Consumer Banking line of business increased by $43.4 million (83.5 percent) in the first quarter of 2003 over the first quarter of 2002 due to higher mortgage servicing, originations and sales and the acquisition of Leader, which contributed $22.2 million of the favorable variance. Offsetting these favorable variances was a decline in commercial products revenue of $18.0 million (14.7 percent) and capital markets-related revenue of $15.4 million (7.2 percent). The decline in commercial products revenue reflected lower conduit servicing fees, while the capital markets-related revenue continued to reflect softness in the equity capital markets. Somewhat offsetting the reduction in investment products fees and commissions within the Capital Markets group, was an increase in investment products fees and commissions of $3.0 million year-over-year within the Consumer Banking line of business, reflecting the expansion of investment product sales programs throughout the branch network, plus acquisitions. Other income was higher in the first quarter of 2003 over the same quarter of 2002 by $27.9 million (41.5 percent), due in part to favorable variances in income from equity investments.

      Noninterest income decreased in the first quarter of 2003 by $27.9 million (1.8 percent) from the fourth quarter of 2002, primarily due to seasonally lower credit and debit card revenue, merchant processing services revenue and deposit service charges, as well as lower capital markets related revenue, commercial products revenue and other income. The unfavorable variance in commercial products revenue was the result of a decline in conduit servicing revenue, partially

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U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 10


offset by higher lease-related revenues relative to the fourth quarter of 2002, which included a lease residual write-down. Offsetting these negative variances was an increase in net securities gains, cash management fees and revenue from acquisitions. Trust and investment fees included $19.2 million from the acquisition of State Street Corporate Trust. Other fees were lower relative to the fourth quarter due to a gain on sale of a co-branded credit card portfolio recognized in the fourth quarter of 2002.

------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                                                            Table 7
------------------------------------------------------------------------------------------------------
($ in millions)                                                                      Percent   Percent
                                                                                     Change    Change
                                                         1Q        4Q        1Q      1Q03 vs   1Q03 vs
                                                        2003      2002      2002       4Q02      1Q02
                                                     -------------------------------------------------
Salaries                                               $601.8    $607.3    $588.3      (0.9)      2.3
Employee benefits                                       109.2      86.4      96.4      26.4      13.3
Net occupancy                                           102.2     104.2     100.1      (1.9)      2.1
Furniture and equipment                                  73.4      76.4      76.9      (3.9)     (4.6)
Capitalized software                                     37.3      35.2      38.4       6.0      (2.9)
Communication                                            51.2      47.4      45.7       8.0      12.0
Postage                                                  45.4      43.1      46.6       5.3      (2.6)
Other intangible assets                                 235.1     156.7      80.2      50.0        nm
Merger and restructuring-related charges                 17.6     107.9      74.2     (83.7)    (76.3)
Other                                                   300.9     399.2     296.1     (24.6)      1.6
                                                     ----------------------------
Total noninterest expense                            $1,574.1  $1,663.8  $1,442.9      (5.4)      9.1
                                                     ============================
------------------------------------------------------------------------------------------------------

Noninterest Expense

      First quarter noninterest expense totaled $1,574.1 million, an increase of $131.2 million (9.1 percent) over the first quarter of 2002. The increase in expense year-over-year was primarily due to an increase in MSR impairment of $120.9 million and the impact of recent acquisitions, including Leader, the branches of Bay View Bank and State Street Corporate Trust, which accounted for approximately $53.2 million of the increase. Offsetting these increases was a $56.6 million reduction in merger and restructuring-related charges.

      The Company's first quarter of 2003 employee benefits costs were higher than prior quarters partially due to a change in the assumed long-term rate of return on pension plan assets in the third quarter of 2002 and, again, in the first quarter of 2003. The Company utilized a long-term rate of

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 11


return of 11.9 percent in the first six months of 2002 and 9.9 percent in the second six months of 2002. The long-term rate of return on pension plan assets was lowered to 8.9 percent for 2003. These changes, among other pension assumptions, resulted in an incremental expense of approximately $15 million over the first quarter of 2002 and approximately $5 million over the fourth quarter of 2002.

      Noninterest expense in the first quarter of 2003 was lower than the fourth quarter of 2002 by $89.7 million (5.4 percent). The favorable variance was primarily due to a decrease in merger and restructuring-related charges of $90.3 million (83.7 percent) from the fourth quarter of 2002 and a decline in other expense of $98.3 million (24.6 percent), primarily due to lower marketing and public relations, legal, and travel expenses and the impact of a $50.0 million litigation charge, including investment banking regulatory matters at U.S. Bancorp Piper Jaffray, that was taken in the fourth quarter of 2002. In addition, an incremental $31.4 million charge, primarily personnel-related, for rationalizing the Company's post-integration technology was taken in the fourth quarter of 2002 and contributed to the favorable variance in expense quarter-over-quarter. Partially offsetting these favorable variances were an increase in MSR impairment of $66.8 million and the impact of acquisitions, which added $32.0 million of expense for the quarter.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 12


--------------------------------------------------------------------------------------------------
ALLOWANCE FOR CREDIT LOSSES                                                                Table 8
--------------------------------------------------------------------------------------------------
($ in millions)                              1Q          4Q          3Q          2Q          1Q
                                            2003        2002        2002        2002        2002
                                          --------------------------------------------------------
Balance, beginning of period              $2,422.0    $2,460.5    $2,466.4    $2,461.5    $2,457.3

Net charge-offs
    Commercial                               137.9       136.7       124.0       110.6       120.5
    Lease financing                           23.0        58.2        23.4        35.2        32.1
                                          --------------------------------------------------------
         Total commercial                    160.9       194.9       147.4       145.8       152.6
    Commercial mortgages                       2.9        13.5         3.5         6.0         8.8
    Construction and development               1.0        (0.9)        6.0         0.4         1.9
                                          --------------------------------------------------------
        Total commercial real estate           3.9        12.6         9.5         6.4        10.7

    Residential mortgages                      5.9         6.6         5.9         3.9         2.7

    Credit card                               68.7        69.1        70.8        73.4        67.0
    Retail leasing                            13.9        10.7         9.4         8.3        10.5
    Home equity and second mortgages          25.4        24.4        21.5        25.3        26.1
    Other retail                              55.1        60.2        64.5        67.4        65.4
                                          --------------------------------------------------------
         Total retail                        163.1       164.4       166.2       174.4       169.0
            Total net charge-offs            333.8       378.5       329.0       330.5       335.0

Provision for credit losses                  335.0       349.0       330.0       335.0       335.0
Acquisitions and other changes               (14.7)       (9.0)       (6.9)        0.4         4.2
                                          --------------------------------------------------------
Balance, end of period                    $2,408.5    $2,422.0    $2,460.5    $2,466.4    $2,461.5
                                          ========================================================

Net charge-offs to average loans (%)          1.16        1.30        1.14        1.16        1.19

Allowance as a percentage of:
   Period-end loans                           2.06        2.08        2.12        2.15        2.15
   Nonperforming loans                         194         196         204         241         250
   Nonperforming assets                        177         176         183         215         222
--------------------------------------------------------------------------------------------------

Credit Quality

      The allowance for credit losses was $2,408.5 million at March 31, 2003, compared with the allowance for credit losses of $2,422.0 million at December 31, 2002. The ratio of allowance for credit losses to nonperforming loans was 194 percent at March 31, 2003, compared with 196 percent at December 31, 2002. The ratio of allowance for credit losses to period-end loans was 2.06 percent at March 31, 2003, compared with 2.08 percent at December 31, 2002. Total net charge-offs in the first quarter of 2003 were $333.8 million, compared with the fourth quarter of 2002 net charge-offs of $378.5 million and the first quarter of 2002 net charge-offs of $335.0 million.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 13


      Commercial and commercial real estate loan net charge-offs were $164.8 million for the first quarter of 2003, or .98 percent of average loans outstanding, compared with $207.5 million, or 1.19 percent of average loans outstanding, in the fourth quarter of 2002 and $163.3 million, or .94 percent of average loans outstanding, in the first quarter of 2002. Included in the fourth quarter of 2002 total commercial loan net charge-offs was a $36 million charge-off of a leveraged lease to a single U.S. airline entering bankruptcy.

      Retail loan net charge-offs of $163.1 million in the first quarter of 2003 were lower than the fourth quarter of 2002 by $1.3 million (.8 percent) and $5.9 million (3.5 percent) lower than the first quarter of 2002. Retail loan net charge-offs as a percent of average loans outstanding were 1.75 percent in the first quarter of 2003, compared with 1.74 percent and 1.95 percent in the fourth quarter of 2002 and first quarter of 2002, respectively. Lower levels of retail loan net charges-offs principally reflected the Company's improvement in ongoing collection efforts and risk management as a result of the successful completion of the integration process.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 14


-----------------------------------------------------------------------------------------------
CREDIT RATIOS                                                                          Table 9
-----------------------------------------------------------------------------------------------
(Percent)                                       1Q        4Q         3Q         2Q         1Q
                                               2003      2002       2002       2002       2002
                                              -------------------------------------------------
Net charge-offs ratios*
   Commercial                                  1.54      1.47       1.31       1.14       1.23
   Lease financing                             1.78      4.27       1.67       2.52       2.27
      Total commercial                         1.57      1.83       1.35       1.32       1.36

   Commercial mortgages                        0.06      0.27       0.07       0.13       0.19
   Construction and development                0.06     (0.05)      0.37       0.02       0.12
      Total commercial real estate             0.06      0.19       0.15       0.10       0.17

   Residential mortgages                       0.24      0.29       0.27       0.19       0.14

   Credit card                                 5.17      4.84       5.01       5.23       4.82
   Retail leasing                              0.98      0.75       0.67       0.62       0.84
   Home equity and second mortgages            0.76      0.71       0.63       0.77       0.85
   Other retail                                1.69      1.90       2.07       2.24       2.21
      Total retail                             1.75      1.74       1.78       1.93       1.95

Total net charge-offs                          1.16      1.30       1.14       1.16       1.19

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
   Commercial                                  0.10      0.14       0.15       0.10       0.12
   Commercial real estate                      0.03      0.04       0.04       0.15       0.09
   Residential mortgages                       0.82      0.90       0.93       0.87       0.84
   Retail                                      0.71      0.72       0.63       0.64       0.80
Total loans                                    0.34      0.37       0.33       0.34       0.37

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
   Commercial                                  2.33      2.35       2.24       1.79       1.70
   Commercial real estate                      0.85      0.90       0.82       0.85       0.70
   Residential mortgages                       1.37      1.44       1.62       1.64       1.65
   Retail                                      0.77      0.79       0.70       0.74       0.89
Total loans                                    1.40      1.43       1.38       1.24       1.23

*     annualized and calculated on average loan balances
**    ratios are expressed as a percent of ending loan balances
-----------------------------------------------------------------------------------------------

      The level of net charge-offs in the first quarter of 2003 reflected current economic conditions and weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Assuming no further deterioration in the economy, however, the Company expects net charge-offs to trend lower.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 15


------------------------------------------------------------------------------------
ASSET QUALITY                                                               Table 10
------------------------------------------------------------------------------------
($ in millions)
                                     Mar 31    Dec 31     Sep 30    Jun 30    Mar 31
                                      2003      2002       2002      2002      2002
                                   -------------------------------------------------
Nonperforming loans
   Commercial                        $808.4    $760.4     $745.2    $549.9    $529.9
   Lease financing                    129.4     166.7      170.6     202.0     203.2
                                   -------------------------------------------------
      Total commercial                937.8     927.1      915.8     751.9     733.1
   Commercial mortgages               174.6     174.6      157.6     133.6     121.4
   Construction and development        46.1      57.5       49.1      43.4      32.3
                                   -------------------------------------------------
      Commercial real estate          220.7     232.1      206.7     177.0     153.7

   Residential mortgages               57.4      52.0       57.7      62.0      63.7
   Retail                              23.9      26.1       27.1      34.3      32.6
                                   -------------------------------------------------
Total nonperforming loans           1,239.8   1,237.3    1,207.3   1,025.2     983.1

Other real estate                      66.2      59.5       63.3      49.8      42.6
Other nonperforming assets             56.6      76.7       73.8      72.7      85.1
                                   -------------------------------------------------

Total nonperforming assets*        $1,362.6  $1,373.5   $1,344.4  $1,147.7  $1,110.8
                                   =================================================

Accruing loans 90 days past due      $403.5    $426.4     $387.9    $392.6    $426.8
                                   =================================================

Nonperforming assets to loans
   plus ORE (%)                        1.16      1.18       1.16      1.00      0.97

*     does not include accruing loans 90 days past due
------------------------------------------------------------------------------------

      Nonperforming assets at March 31, 2003, totaled $1,362.6 million, compared with $1,373.5 million at December 31, 2002, and $1,110.8 million at March 31, 2002. The ratio of nonperforming assets to loans and other real estate was 1.16 percent at March 31, 2003, compared with 1.18 percent at December 31, 2002, and ..97 percent at March 31, 2002. Assuming no further deterioration in the economy, the Company expects nonperforming assets to remain stable.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 16


-------------------------------------------------------------------------------------------------------
CAPITAL POSITION                                                                               Table 11
-------------------------------------------------------------------------------------------------------
($ in millions)                            Mar 31       Dec 31       Sep 30       Jun 30       Mar 31
                                            2003         2002         2002         2002         2002
                                           ------------------------------------------------------------
Total shareholders' equity                 $18,520      $18,101      $17,518      $16,650      $15,892
Tier 1 capital                              12,873       12,606       13,172       12,628       12,246
Total risk-based capital                    19,900       19,753       20,420       19,937       19,722

Common equity to assets                       10.2%        10.1%        10.1%         9.6%         9.6%
Tangible common equity to assets               5.8          5.6          6.1          5.7          5.8
Tier 1 capital ratio                           8.0          7.8          8.1          7.9          7.7
Total risk-based capital ratio                12.4         12.2         12.6         12.5         12.4
Leverage ratio                                 7.4          7.5          7.9          7.8          7.6
-------------------------------------------------------------------------------------------------------

      Total shareholders' equity was $18.5 billion at March 31, 2003, compared with $15.9 billion at March 31, 2002. The increase was the result of corporate earnings offset by dividends and share buybacks.

      Tangible common equity to assets was 5.8 percent at March 31, 2003, compared with 5.6 percent at December 31, 2002, and 5.8 percent at March 31, 2002. The tier 1 capital ratio was 8.0 percent at March 31, 2003, compared with
7.8 percent at December 31, 2002, and 7.7 percent at March 31, 2002. The total risk-based capital ratio was 12.4 percent at March 31, 2003, compared with 12.2 percent at December 31, 2002, and 12.4 percent at March 31, 2002. The leverage ratio was 7.4 percent at March 31, 2003, compared with 7.5 percent at December 31, 2002, and 7.6 percent at March 31, 2002. All regulatory ratios continue to be in excess of stated "well capitalized" requirements.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 17


----------------------------------------------------------------------------------------------
COMMON SHARES                                                                         Table 12
----------------------------------------------------------------------------------------------
(Millions)                                        1Q        4Q        3Q        2Q        1Q
                                                 2003      2002      2002      2002      2002
                                                ----------------------------------------------
Beginning shares outstanding                    1,917.0   1,914.7   1,914.2   1,915.1  1,951.7

Shares issued for stock option and stock
  purchase plans, acquisitions and other
  corporate purposes                                2.0       2.3       0.9       3.9      3.4
Shares repurchased                                   --        --      (0.4)     (4.8)   (40.0)
                                                ----------------------------------------------
Ending shares outstanding                       1,919.0   1,917.0   1,914.7   1,914.2  1,915.1
                                                ==============================================
----------------------------------------------------------------------------------------------

      On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase 100 million shares of outstanding common stock through 2003. There are approximately 91.5 million shares remaining to be repurchased under this authorization.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 18


---------------------------------------------------------------------------------------------------
LINE OF BUSINESS FINANCIAL PERFORMANCE*                                                    Table 13
---------------------------------------------------------------------------------------------------
($ in millions)
                                    Pre-Provision Contribution**     Percent Change
                                    ----------------------------    ----------------     1Q 2003
                                        1Q        4Q        1Q      1Q03 vs  1Q03 vs     Earnings
Business Line                          2003      2002      2002       4Q02    1Q02     Composition
                                    ---------------------------------------------------------------
Wholesale Banking                     $603.9    $579.2    $568.3       4.3     6.3          35%
Consumer Banking                       712.3     709.9     633.0       0.3    12.5          41
Private Client, Trust
   and  Asset Management               183.6     178.0     181.5       3.1     1.2          10
Payment Services                       375.1     446.9     333.4     (16.1)   12.5          21
Capital Markets                          7.2     (36.2)     16.2        nm   (55.6)         --
Treasury and Corporate Support        (131.9)   (107.9)    (97.7)    (22.2)  (35.0)         (7)
                                    ----------------------------                          -----
Consolidated Company                $1,750.2  $1,769.9  $1,634.7     (1.1)     7.1         100%
                                    ============================                          =====

*     preliminary data
**    contribution   before   provision   for   credit   losses,    merger   and
      restructuring-related  items and cumulative effect of change in accounting principles and taxes
---------------------------------------------------------------------------------------------------

Lines of Business

      Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. Business line results are derived from the Company's business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. All results for 2002 have been restated to present consistent methodologies for all business lines.

      Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking's pre-provision contribution was $603.9 million in the first quarter of 2003, a 6.3 percent increase over the same period of 2002 and a 4.3 percent increase over the fourth quarter of 2002. The increase in Wholesale Banking's first quarter 2003 pre-provision contribution over the first quarter of 2002 was the result of higher net revenue (6.1 percent), partly offset by higher noninterest expense (5.1

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 19


percent). Total net revenue in the first quarter of 2003 was higher than the first quarter of 2002, with favorable variances in both net interest income (4.9 percent) and noninterest income (9.4 percent). The increase in net interest income was primarily due to a significant increase in average deposits (40.6 percent) and higher spreads, partially offset by a reduction in average loans outstanding. Wholesale Banking's favorable variance in noninterest income year-over-year was driven by higher cash management fees and other income, partially offset by lower commercial products revenue, which was primarily the result of lower loan conduit servicing fees. The increase in Wholesale Banking's pre-provision contribution in the first quarter of 2003 over the fourth quarter of 2002 was the result of favorable variances in both net revenue (3.5 percent) and noninterest expense (1.0 percent). Net revenue in the first quarter of 2003 was higher than the previous quarter primarily due to an increase in cash management fees and a lease residual write-down taken in the fourth quarter of 2002.

      Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines ("ATMs"). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking's pre-provision contribution was $712.3 million in the first quarter of 2003, a 12.5 percent increase over the same period of 2002 and a .3 percent increase over the fourth quarter of 2002. The increase in Consumer Banking's first quarter 2003 pre-provision contribution over the first quarter of 2002 was the result of higher net revenue (20.9 percent), partially offset by an increase in noninterest expense (32.6 percent). Net interest income improved year-over-year by $66.9 million (8.5 percent), the result of an increase in retail loans, higher spreads and acquisitions. The growth in noninterest income was primarily due to increases in gains on the sale of securities, mortgage banking revenue and deposit service charges. The Consumer Banking group also posted increases in investment products fees and commissions (9.7 percent). The $105.8 million of gains on the sale of securities recognized by the business line in the first quarter of 2003 represent an economic hedge to a portion of the MSR impairment of $120.9 million caused by declining interest rates. The increase in mortgage banking revenue can be attributed to higher mortgage loan servicing, originations and sales and the acquisition of Leader. Noninterest expense in the first quarter of 2003 was higher than the first quarter of 2002 (32.6 percent), primarily due to the increase in MSR

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 20


impairment and the impact of acquisitions. The improvement in Consumer Banking's pre-provision contribution in the first quarter of 2003 over the fourth quarter of 2002 was the result of higher net revenue (4.1 percent), partially offset by an increase in noninterest expense (8.9 percent). The Consumer Banking business line benefited overall from strong mortgage banking results in the current quarter. Due to the increase in activity, mortgage banking's pre-provision contribution increased by $28.6 million and $12.5 million over the first quarter of 2002 and fourth quarter of 2002, respectively.

      Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management's pre-provision contribution was $183.6 million in the first quarter of 2003, 1.2 percent higher than the same period of 2002 and
3.1 percent higher than the fourth quarter of 2002. The favorable variance in the business line's pre-provision contribution in the first quarter of 2003 over the first quarter of 2002, was the result of a favorable variance in net revenue of $14.7 million (4.9 percent) and an unfavorable variance in noninterest expense of $12.6 million (10.5 percent). The increase in total revenue was primarily due to the acquisition of State Street Corporate Trust, which added approximately $23.9 million of net revenue in the first quarter of 2003, offset by lower equity market valuations for assets under management given equity capital market conditions. The unfavorable variance in expense was, also, primarily due to the acquisition of State Street Corporate Trust. The $5.6 million (3.1 percent) increase in the business line's pre-provision contribution in the first quarter of 2003 over the fourth quarter of 2002 was the result of higher net revenue (8.7 percent), partially offset by higher noninterest expense (17.4 percent). The increase in both net revenue and noninterest expense was primarily driven by the acquisition of State Street Corporate Trust.

      Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services' pre-provision contribution was $375.1 million in the first quarter of 2003, a 12.5 percent increase over the same period of 2002 and a 16.1 percent decrease from the fourth quarter of 2002. The increase in Payment Services' pre-provision contribution in the first quarter

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 21


of 2003 over the first quarter of 2002 was the result of higher net revenue (5.0 percent) and lower noninterest expense (7.5 percent). The growth in net revenue year-over-year was primarily due to growth in credit and debit card revenue, corporate payment products revenue and ATM processing services (15.9 percent), offset by a decrease in merchant processing revenue (4.7 percent). Noninterest expense decreased by $15.1 million (7.5 percent) in the first quarter of 2003 from the first quarter of 2002, primarily due to reduced fraud losses, third party merchant processing costs and marketing expense. The decrease in Payment Services' pre-provision contribution in the first quarter of 2003 from the previous quarter was primarily due to lower net revenue (13.1 percent), the result of a credit card portfolio sale in the fourth quarter and seasonally lower processing revenues in the first quarter, partially offset by lower noninterest expense (6.4 percent). The reduction in noninterest expense on a linked quarter basis was driven by lower intangible amortization, fraud losses and marketing expense.

      Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of brokerage offices. Capital Markets'
pre-provision contribution was $7.2 million in the first quarter of 2003, compared with a pre-provision contribution of $16.2 million in the first quarter of 2002 and a pre-provision loss of $36.2 million in the fourth quarter of 2002. Pre-provision contribution was lower in the first quarter of 2003 than the same quarter of 2002, primarily due to lower net revenue (4.8 percent), driven by reductions in investment products fees and commissions and investment banking revenues, partially offset by an increase in trading account profits and commissions and higher other income. The increase in Capital Markets'
pre-provision contribution in the first quarter of 2003 over the previous quarter was primarily the result of a $50.0 million litigation charge taken in the fourth quarter of 2002.

      Treasury and Corporate Support includes the Company's investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded a pre-provision loss of $131.9 million in the first quarter of 2003, compared with pre-provision losses of $97.7 million in the first quarter of 2002 and $107.9 million

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 22


in the fourth quarter of 2002. The increase in the pre-provision loss year-over-year was the result of a $38.7 million increase in noninterest expense, partially offset by a $4.5 million increase in net revenue. The increase in net revenue over the first quarter of 2002 was primarily due to higher net interest income (9.8 percent), driven by the investment securities portfolio. The unfavorable variance in noninterest expense year-over-year was principally due to employee benefits, including pension costs, affordable housing and bank-wide communication expense. The increase in the business line's pre-provision loss in the first quarter of 2003 from the fourth quarter of 2002 was the result of unfavorable variances in net revenue (7.4 percent) and noninterest expense (1.2 percent). The change in net revenue was due to the net effect of higher net interest income (22.0 percent), offset by a reduction in gains from the sale of securities.

      Additional schedules containing more detailed information about the Company's business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, April 15, 2003, AT 1:00 p.m. (CDT). To access the conference call, please dial 800-903-0247 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1077. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m.
(CDT) on Tuesday, April 15, 2003 through 11:00 p.m. (CDT) on Tuesday, April 22, 2003. To access the recorded message dial 888-567-0678. If calling from outside the United States, please dial 402-530-0420.

      Minneapolis-based U.S. Bancorp ("USB"), with $182 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,200 banking offices and 4,582 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 23


Forward-Looking Statements

      This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company's reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company's assets, or the availability and terms of funding necessary to meet the Company's liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company's business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (viii) capital investments in the Company's businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

                                       ###

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 24


U.S. Bancorp
Consolidated Statement Of Income

                                                           Three Months Ended
(Dollars and Shares in Millions,                                March 31,
Except Per Share Data)                                  ------------------------
(Unaudited)                                               2003           2002
--------------------------------------------------------------------------------
Interest Income
Loans                                                   $1,836.8       $1,931.9
Loans held for sale                                         59.6           39.2
Investment securities
     Taxable                                               396.1          347.8
     Non-taxable                                             8.9           13.2
Money market investments                                     4.0            3.3
Trading securities                                           8.0            8.2
Other interest income                                       29.3           19.0
                                                        -----------------------
          Total interest income                          2,342.7        2,362.6

Interest Expense
Deposits                                                   306.6          395.5
Short-term borrowings                                       43.4           78.9
Long-term debt                                             185.8          192.1
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trusts holding solely the junior
  subordinated debentures of the
  parent company                                            31.4           34.8
                                                        -----------------------
          Total interest expense                           567.2          701.3
                                                        -----------------------
Net interest income                                      1,775.5        1,661.3
Provision for credit losses                                335.0          335.0
                                                        -----------------------
Net interest income after provision for
  credit losses                                          1,440.5        1,326.3

Noninterest Income
Credit and debit card revenue                              127.4          109.3
Corporate payment products revenue                          86.0           75.2
ATM processing services                                     36.9           30.9
Merchant processing services                               127.3          133.6
Trust and investment management fees                       230.3          224.3
Deposit service charges                                    168.7          155.7
Cash management fees                                       112.0          104.2
Commercial products revenue                                104.2          122.2
Mortgage banking revenue                                    95.4           52.0
Trading account profits and commissions                     60.9           49.9
Investment products fees and commissions                   100.3          111.1
Investment banking revenue                                  37.6           53.2
Securities gains, net                                      140.7           44.1
Other                                                       95.2           67.3
                                                        -----------------------
          Total noninterest income                       1,522.9        1,333.0

Noninterest Expense
Salaries                                                   601.8          588.3
Employee benefits                                          109.2           96.4
Net occupancy                                              102.2          100.1
Furniture and equipment                                     73.4           76.9
Capitalized software                                        37.3           38.4
Communication                                               51.2           45.7
Postage                                                     45.4           46.6
Other intangible assets                                    235.1           80.2
Merger and restructuring-related charges                    17.6           74.2
Other                                                      300.9          296.1
                                                        -----------------------
          Total noninterest expense                      1,574.1        1,442.9
                                                        -----------------------

Income before income taxes and cumulative
  effect of change in accounting principles              1,389.3        1,216.4
Applicable income taxes                                    478.1          423.2
                                                        -----------------------

Income before cumulative effect of change
  in accounting principles                                 911.2          793.2
Cumulative effect of change in accounting
  principles                                                  --          (37.2)
                                                        -----------------------
Net income                                              $  911.2       $  756.0
                                                        =======================

Earnings Per Share
     Income before cumulative effect of change
       in accounting principles                         $    .47       $    .41
     Cumulative effect of change in
       accounting principles                                  --           (.02)
                                                        -----------------------
     Net income                                         $    .47       $    .39
                                                        =======================

Diluted Earnings Per Share
     Income before cumulative effect of change
       in accounting principles                         $    .47       $    .41
     Cumulative effect of change in accounting
       principles                                             --           (.02)
                                                        -----------------------
     Net income                                         $    .47       $    .39
                                                        =======================

Dividends declared per share                            $   .205       $   .195
                                                        =======================
Average common shares                                    1,919.0        1,919.8
Average diluted common shares                            1,926.6        1,930.1
--------------------------------------------------------------------------------

U.S. Bancorp Reports First Quarter 2003 Results
April 15, 2003
Page 25


U.S. Bancorp
Consolidated Ending Balance Sheet

                                                                                    March 31,       December 31,          March 31,
(Dollars in Millions)                                                                    2003               2002               2002
-----------------------------------------------------------------------------------------------------------------------------------
Assets                                                                            (Unaudited)                           (Unaudited)
Cash and due from banks                                                             $   8,910          $  10,758          $   6,499
Money market investments                                                                  454                434                538
Trading securities                                                                      1,300                898                699
Investment securities
     Held-to-maturity                                                                     220                233                299
     Available-for-sale                                                                30,231             28,255             24,491
Loans held for sale                                                                     3,102              4,159              1,924
Loans
     Commercial                                                                        42,011             41,944             46,355
     Commercial real estate                                                            26,893             26,867             25,149
     Residential mortgages                                                             10,329              9,746              7,902
     Retail                                                                            37,939             37,694             35,341
                                                                                    -----------------------------------------------
      Total loans                                                                     117,172            116,251            114,747
        Less allowance for credit losses                                                2,409              2,422              2,462
                                                                                    -----------------------------------------------
        Net loans                                                                     114,763            113,829            112,285
Premises and equipment                                                                  1,655              1,697              1,737
Customers' liability on acceptances                                                       140                140                118
Goodwill                                                                                6,332              6,325              5,427
Other intangible assets                                                                 2,181              2,321              1,998
Other assets                                                                           12,943             10,978              8,730
                                                                                    -----------------------------------------------
      Total assets                                                                  $ 182,231          $ 180,027          $ 164,745
                                                                                    ===============================================

Liabilities and Shareholders' Equity
Deposits
   Noninterest-bearing                                                              $  34,459          $  35,106          $  28,146
   Interest-bearing                                                                    68,881             68,214             65,020
   Time deposits greater than $100,000                                                 11,881             12,214              9,296
                                                                                    -----------------------------------------------
      Total deposits                                                                  115,221            115,534            102,462
Short-term borrowings                                                                   6,576              7,806             10,644
Long-term debt                                                                         32,068             28,588             27,054
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the junior
  subordinated debentures of the parent company                                         2,983              2,994              2,820
Acceptances outstanding                                                                   140                140                118
Other liabilities                                                                       6,723              6,864              5,755
                                                                                    -----------------------------------------------
      Total liabilities                                                               163,711            161,926            148,853
Shareholders' equity
   Common stock                                                                            20                 20                 20
   Capital surplus                                                                      4,841              4,850              4,894
   Retained earnings                                                                   14,236             13,719             12,306
   Treasury stock                                                                      (1,222)            (1,272)            (1,322)
   Other comprehensive income                                                             645                784                 (6)
                                                                                    -----------------------------------------------
      Total shareholders' equity                                                       18,520             18,101             15,892
                                                                                    -----------------------------------------------
      Total liabilities and shareholders' equity                                    $ 182,231          $ 180,027          $ 164,745
-----------------------------------------------------------------------------------------------------------------------------------